Exhibit 99.1

Albany International Responds to Competitive Pricing Pressure in Europe

          ALBANY, N.Y., Sept. 24 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX, FWB), in response to a question at a recent investor conference about previously announced competitive pricing pressure in Europe, indicated that it is considering a variety of strategic alternatives. These range from strategic partnerships, to value-focused technology and service solutions, to restructuring and associated cost reduction activities, and to the possibility of some European price reductions.

Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Additional information about the Company and its businesses and products is available at www.albint.com.